UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):             December 21, 2004

HF FINANCIAL CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19972	46-0418532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South Main Avenue, Sioux Falls, SD, 57104

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code:             (605) 333-7556

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 21, 2004, HF Financial Corp., a Delaware corporation (the “Company”), entered into that certain Real Estate Purchase Agreement (the “Purchase Agreement”) with MVB Properties, Inc., a South Dakota corporation (the “Buyer”).  The Purchase Agreement provides for the sale by the Company to the Buyer of approximately 211.44 acres of real property located in Minnehaha County, South Dakota (the “Property”), for a per acre purchase price of $23,000 and an aggregate purchase price of approximately $4.9 million.  The purchase price for the Property is payable as follows:  upon full execution of the Agreement, $100,000 in earnest money escrowed in an interest bearing account with the title company, with the remaining balance payable on the date of and at the closing.  The closing for such sale will occur on December 15, 2005, subject to certain conditions.  The Company currently estimates that the diluted earnings per share gain at the time of closing resulting from the sale of the Property will be $0.61, based on the number of diluted shares of the Company’s common stock on December 21, 2004.

The Company’s obligation to close under the Purchase Agreement is subject to the condition that the transaction qualifies as a sale under generally accepted accounting principles at the time of the closing.  The Buyer’s obligation to close under the Purchase Agreement is subject to satisfactory completion, at the Buyer’s sole discretion, of each of the following conditions:  (i) title to the Property is acceptable to the Buyer or is made acceptable in accordance with the terms of the Purchase Agreement; (ii) the Company has allowed the Buyer and the Buyer’s agents access to the Property without charge and at all reasonable times for the purpose of inspection, survey, study, investigation and testing; (iii) if a further plat of the Property is required to record the warranty deed, the Company has cooperated in obtaining such plat the Buyer’s expense; (iv) the results of a Phase I environmental site assessment, if obtained by the Buyer at the Buyer’s expense, are satisfactory to the Buyer; (v) Buyer has received acceptable verification that existing zoning restrictions permit the Buyer’s expected use, or grant by appropriate authorized of a permit or zoning change sufficient for such use; (vi) no portion of the Property constitutes a burial site or archaeologically significant site protected, or use of which is restricted, by any federal, state or local law or regulation; (vii) all soils and subsurface conditions on the Property are suitable for residential, office, commercial and retail development and to support structure for those purposes without extraordinary construction measures, to be determined before closing by reasonable methods, investigation or testing at the Buyer’s expense; and (viii) the Property is and remains free of contaminants, pollutants and other hazardous substances that would require testing, monitoring, removal or clean-up, and the Property is otherwise preserved substantially in its present condition until possession in finally delivered to the Buyer, with all risk of loss remaining with the Company until possession of the Property is delivered to the Buyer.

Prior to October 1, 2005, the Buyer is required to undertake and complete with reasonable diligence all investigations, surveys, studies, tests and other procedures contemplated by the Buyer’s conditions to closing, and give notice to the Company of any adverse discovery, occurrence or condition.  The Company will have 45 days following receipt of any such notice to correct any such adverse discovery, occurrence or condition.  If the Company is unable or unwilling to correct such adverse discovery, occurrence or condition, the Buyer may either purchase the Property notwithstanding such adverse discovery, occurrence or condition or terminate the Purchase Agreement and recover the earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FINANCIAL CORP.

Date:	December 27, 2004	by	/s/ Curtis L. Hage
Curtis L. Hage, Chairman, President
And Chief Executive Officer
(Duly Authorized Officer)

Date:	December 27, 2004	by	/s/ Darrel L. Posegate
Darrel L. Posegate, Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)